Hawk Announces Record 2008 Second Quarter Sales
And Income from Operations

•	Net sales increase by 29.8% to record $71.8 million
•	Income from continuing operations, after taxes increases 226.3% to $6.2 million
o	Driving 2008 second quarter diluted EPS to $0.66 from $0.20 in prior year period
•	Net income increases 138.1% to $5.0 million
•	Company raises 2008 earnings guidance

CLEVELAND, Ohio – August 7, 2008 – Hawk Corporation (AMEX: HWK) announced today that net sales from continuing operations for the second quarter ended June 30, 2008 increased by 29.8% to a record $71.8 million from $55.3 million in the comparable prior year period.  The Company’s second quarter 2008 net sales benefited from strong economic conditions in all of its end markets, pricing actions to partially offset cost increases, favorable foreign currency exchange rates and new product introductions.  The effect of foreign currency exchange rates accounted for 7.8% of the total net sales increase of 29.8% during the second quarter of 2008.  The Company experienced strong sales growth from all of its facilities in the second quarter of 2008.

Net sales for the six months ended June 30, 2008 were $137.6 million, an increase of 25.7%, from $109.5 million in the comparable prior year period.  The effect of foreign currency exchange rates accounted for 7.2% of the consolidated net sales increase of 25.7% during the six months ended June 30, 2008.

Income from continuing operations for the second quarter ended June 30, 2008 was $10.6 million, an increase of $5.3 million, or 100.0%, from $5.3 million in the prior year period.  Income from continuing operations benefited from the impact of sales volume increases, a continued implementation of the Company’s lean manufacturing process improvement initiatives and foreign currency exchange rates.  This increase during the second quarter of 2008 compared to 2007 was partially offset by increases in wages, employee benefits and variable incentive compensation expense and increases in raw material costs during the quarter.

For the six month period ended June 30, 2008, the Company reported income from continuing operations of $18.1 million, an increase of $7.6 million, or 72.4%, from $10.5 million in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are extremely pleased with our second quarter 2008 results as we achieved record sales, earnings from continuing operations and net income during the quarter.  We achieved gains in our Hawk Performance® automotive aftermarket, our industrial aftermarkets served by our Velvetouch® brand as well as continued strong global industrial markets and the dedicated efforts of our worldwide employees.”   Mr. Weinberg continued, “The results that we have achieved in the second quarter, as well as for the year to date, give us confidence about our growth potential for the balance of the year.  The technical solutions we provide to our customers combined with the diversity of markets served has provided us continued growth in spite of a slowdown in the general North American marketplace.”

For the quarter ended June 30, 2008, the Company reported income from continuing operations, after income taxes, of $6.2 million, or $0.66 per diluted share, an improvement of $4.3 million or 226.3%, compared to $1.9 million, or $0.20 per diluted share, in the comparable prior year period.  For the six months ended June 30, 2008, the Company reported net income from continuing operations, after income taxes of $10.0 million, or $1.06 per diluted share, an improvement of $6.2 million, or 163.2%, compared to net income from continuing operations, after income taxes of $3.8 million, or $0.40 per diluted share, in the comparable prior year period.

For the second quarter 2008, the Company reported net income of $5.0 million, or $0.53 per diluted share, an increase of $2.9 million, or 138.1%, compared to net income of $2.1 million, or $0.22 per diluted share, in the second quarter of 2007.  For the six months ended June 30, 2008, the Company reported net income of $8.2 million, or $0.86 per diluted share compared to $14.9 million or $1.58 per diluted share during the comparable prior year period.  The June 30, 2007 results included a gain (net of tax) on the sale of our precision components segment of $11.8 million.

During the second quarter of 2008, the Company completed the sale of its performance racing transmission business that was accounted for as a component of its discontinued operations.  The Company expects to complete the sale of its remaining performance racing business prior to the end of 2008.

Working Capital and Liquidity
At June 30, 2008, working capital increased by $8.7 million to $121.9 million from $113.2 million at December 31, 2007.  The increase in working capital was largely the result of increased accounts receivable and inventory levels at June 30, 2008, as a result of 2008 sales increases during the period.

As of June 30, 2008, the Company had no borrowings under its revolving credit facility and $22.6 million was available for additional borrowings under that facility based on its eligible collateral.

The Company has $77.3 million in cash and marketable securities as of June 30, 2008, largely derived from the net proceeds from the sale of its precision components segment in February 2007.  The Company’s total debt of $87.1 million is attributable to senior notes that mature in November 2014.

During the six months ended June 30, 2008, the Company spent $6.0 million on capital expenditures compared to $4.3 million during the comparable period of 2007.

Business Outlook
Based on first half results and expectations that the markets served by the Company will remain robust for the balance of the year, the Company is increasing its net sales guidance for the full year 2008 to between $255.0 million and $260.0 million from its previous guidance range of between $245.0 million and $250.0 million.  This revised range represents an increase of between 18.1% and 20.4% compared to full year 2007 net sales of $215.9 million.

A portion of this net sales increase relates to current expectations regarding the Company’s ability to pass through raw material price increases to its customer base.  Additionally, the Company expects that shipments to the aircraft market will soften in the fourth quarter, as a result of announced cutbacks from many of the major airlines.

Driven by the improved net sales outlook, the Company is also increasing its full year 2008 outlook for operating income to a revised range of between $28.0 million and $30.0 million from its previous guidance range of between $21.0 million and $23.0 million.  This revised range represents an increase of between 43.6% and 53.8% compared to 2007 income from operations of $19.5 million.

To address additional capacity required to facilitate the expected revenue growth, the Company is increasing its capital expenditure expectation to $20.0 million, an increase of $5.0 million over its previous guidance.  Depreciation and amortization expense is expected to remain at approximately $8.0 million for the 2008 year.

As both domestic and international operating earnings have improved, the Company’s effective tax rate continues to decline as a result.  The Company is now expecting its annual effective tax rate for 2008 to be 38.5%, which is 2.5% lower than its previous guidance of 41.0%.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.  Headquartered in Cleveland, Ohio, Hawk has approximately 1,180 employees at 13 manufacturing, research, sales and international rep offices and administrative sites in 8 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to sell its remaining performance racing segment company on a timely basis or at terms favorable to the Company; the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the costs and outcome of the ongoing SEC and DOJ investigations; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including acquisition and organic growth opportunities; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to adverse general economic and industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Thursday, August 7, 2008 at 11:00 a.m. Eastern time.  An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales	$71,801	$55,342	$137,580	$109,517
Cost of sales	50,702	41,869	99,070	82,047
Gross profit	21,099	13,473	38,510	27,470

Operating expenses:
Selling, technical and administrative expenses	10,403	8,009	20,094	16,629
Amortization of finite-lived intangible assets	138	182	312	363
Total operating expenses	10,541	8,191	20,406	16,992
Income from operations	10,558	5,282	18,104	10,478

Interest expense	(2,013)	(2,551)	(4,028)	(5,111)
Interest income	525	1,100	1,191	1,841
Other income (expense), net	63	(44)	354	66
Income from continuing operations, before income taxes	9,133	3,787	15,621	7,274

Income tax provision	2,953	1,889	5,616	3,431

Income from continuing operations, after income taxes	6,180	1,898	10,005	3,843
(Loss) income from discontinued operations, after income taxes	(1,168)	219	(1,842)	11,060

Net income	$5,012	$2,117	$8,163	$14,903

Diluted earnings per share:
Income from continuing operations, after income taxes	$0.66	$0.20	$1.06	$0.40
Discontinued operations, after income taxes	(0.13)	0.02	(0.20)	1.18
Net earnings per diluted share	$0.53	$0.22	$0.86	$1.58

Average shares and equivalents outstanding - diluted	9,345	9,374	9,352	9,374

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	June 30	December 31
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$76,342	$79,972
Marketable securities	990	1,019
Accounts receivable, net	55,008	37,486
Inventories	38,672	36,719
Deferred income taxes	1,000	1,355
Other current assets	3,941	4,766
Current assets of discontinued operations	2,886	5,509
Total current assets	178,839	166,826
Property, plant and equipment, net	43,655	39,575
Other intangible assets	6,845	7,157
Other assets	5,243	5,176
Long-term assets of discontinued operations	-	1,170
Total assets	$234,582	$219,904

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,702	$30,325
Other accrued expenses	23,489	21,434
Current portion of long-term debt	15	59
Current liabilities of discontinued operations	647	1,740
Total current liabilities	56,853	53,558
Long-term debt	87,090	87,090
Deferred income taxes	473	922
Other	12,065	11,010
Shareholders' equity	78,101	67,324
Total liabilities and shareholders' equity	$234,582	$219,904

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